Spark Networks(R) Reports Third Quarter Financial Results

BEVERLY HILLS, CA -- (Marketwire - November 13, 2012) - Spark Networks, Inc. (NYSE MKT: LOV)

  Total revenue growth of 25%
  Christian Networks revenue growth of 84%
  Average paying subscribers(1) increase 29% to 266,000

Spark Networks, Inc. (NYSE MKT: LOV), a leading provider of online personals services, today reported financial results for the third quarter ended September 30, 2012.

Q3 2012 Highlights

                                             Q3 2011            Q3 2012
                                         ---------------    ---------------
Revenue                                  $  12.7 Million    $  15.9 Million
Contribution Margin                                   49%                24%
Net Loss                                 $ (0.2) Million    $ (1.7) Million
Net Loss Per Share                       $         (0.01)   $         (0.08)

Management Commentary

"I am pleased to report that the positive momentum from the first half of the year continued into the third quarter, as we delivered our eighth consecutive quarter of revenue and subscriber growth," said Greg Liberman, Spark Networks' President and Chief Executive Officer. "Revenue increased 25% year-over-year, to $15.9 million, hitting its highest level in nineteen quarters and average paying subscribers grew 29%, to more than 266,000, setting another all-time high. Once again, our Christian Networks segment powered that growth, with an 84% increase in revenue, driven by an 89% jump in average paying subscribers(1)."

"In addition to the meaningful growth posted by our Christian Networks segment, we also saw a solid quarter in our Jewish Networks segment, where average paying subscribers grew for the first time since the first quarter of 2011. Throughout the remainder of the year, we will continue to focus on fortifying our iconic position in the Jewish community while we further strengthen and grow our leadership position in the Christian space. And, as we execute against our strategic growth plan, we will share those results with the investment community."

Q3 2012 Financial Results
Revenue was $15.9 million, an increase of 25% compared to $12.7 million in the third quarter of 2011, and an increase of 5% compared to $15.0 million in the prior quarter. Growth from the Christian Networks segment drove the year-over-year and sequential gains.

Contribution(2) was $3.9 million, a decrease of 37% compared to $6.2 million in the third quarter of 2011, and a decrease of 21% compared to $4.9 million in the prior quarter. A 114% year-over-year and 19% quarter-over-quarter increase in our Christian Networks direct marketing investment was responsible for the decline in contribution.

Total cost and expenses were $18.5 million, a 45% increase compared to $12.7 million in the third quarter of 2011, and a 14% increase compared to $16.2 million in the prior quarter. Higher Christian Networks direct marketing investments drove the majority of growth in total cost and expenses.

Net loss was $1.7 million, or $0.08 per share, compared to a net loss of $238,000 or $0.01 per share, in the third quarter of 2011 and a net loss of $1.0 million or $0.05 per share in the prior quarter.

Adjusted EBITDA(3) was a loss of $2.0 million, compared to a profit of $639,000 in the third quarter of 2011 and a loss of $592,000 in the prior quarter.

Average paying subscribers for the Jewish Networks, Christian Networks and Other Networks segments were 266,075, an increase of 29% compared to 205,650 in the third quarter of 2011 and an increase of 6% compared to 250,934 in the prior quarter.

Segment Reporting(4)
During the first quarter of 2012, the Company changed its financial reporting to include data on two newly-defined operating segments, leaving two of the previous operating segments intact. The two new segments are Christian Networks and Other Networks. Christian Networks consists of ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com DailyBibleVerse.com, and Faith.com. Other Networks consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The composition of our Jewish Networks and Offline and Other Businesses segments remain unchanged.

                            SPARK NETWORKS, INC.
                      SEGMENT RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                                    Q3 '12
                                                                      v.
                  Q3 2011   Q4 2011   Q1 2012   Q2 2012   Q3 2012   Q3 '11
                 --------  --------  --------  --------  --------  --------

Net Revenue
Jewish Networks  $  6,724  $  6,700  $  6,580  $  6,452  $  6,385      -5.0%
Christian
 Networks           4,624     4,952     6,853     7,505     8,495      83.7%
Other Networks      1,218     1,104     1,031       995       903     -25.9%
Offline & Other
 Businesses           111       105        91        94        88     -20.7%
                 --------  --------  --------  --------  --------  --------
  Total Net
   Revenue       $ 12,677  $ 12,861  $ 14,555  $ 15,046  $ 15,871      25.2%

Direct Marketing
 Expenses
Jewish Networks  $    936  $    929  $    801  $    647  $    829     -11.4%
Christian
 Networks           5,112     6,303     9,795     9,205    10,920     113.6%
Other Networks        432       354       312       251       213     -50.7%
Offline & Other
 Businesses            32        49        30        37        29      -9.4%
                 --------  --------  --------  --------  --------  --------
  Tot. Direct
   Mktg.
   Expenses      $  6,512  $  7,635  $ 10,938  $ 10,140  $ 11,991      84.1%

Contribution
Jewish Networks  $  5,788  $  5,771  $  5,779  $  5,805  $  5,556      -4.0%
Christian
 Networks            (488)   (1,351)   (2,942)   (1,700)   (2,425)   -396.9%
Other Networks        786       750       719       744       690     -12.2%
Offline & Other
 Businesses            79        56        61        57        59     -25.3%
                 --------  --------  --------  --------  --------  --------
  Total
   Contribution  $  6,165  $  5,226  $  3,617  $  4,906  $  3,880     -37.1%

Average Paying
 Subscribers
Jewish Networks    88,976    87,101    86,433    84,348    84,650      -4.9%
Christian
 Networks          81,987    93,357   124,158   137,768   154,747      88.7%
Other Networks     34,687    31,940    30,115    28,818    26,678     -23.1%
                 --------  --------  --------  --------  --------  --------
Total Avg.
 Paying
 Subscribers(5)   205,650   212,398   240,706   250,934   266,075      29.4%

ARPU
Jewish Networks  $  24.71  $  25.12  $  24.99  $  24.77  $  24.61      -0.4%
Christian
 Networks           17.64     16.44     17.35     17.13     17.26      -2.1%
Other Networks      11.07     10.74     10.77     10.36     10.61      -4.2%
                 --------  --------  --------  --------  --------  --------
  Total ARPU(6)  $  19.59  $  19.14  $  19.27  $  18.92  $  18.93      -3.4%

Balance Sheet, Cash, Debt
As of September 30, 2012, the Company had cash and cash equivalents of $11.0 million, a decrease of 27% from $15.1 million at December 31, 2011. As of September 30, 2012, the Company had no outstanding debt.

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-407-0789
International: 1-201-689-8562

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until November 27, 2012.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 401386

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles®.com (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(2) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing. "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(3) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income (loss) recognized from non-cash assets received in connection with a legal judgment.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Total Average Paying Subscribers excludes results from the Company's HurryDate business due to its relative size.

(6) Total ARPU excludes results from the Company's HurryDate business due to its relative size. ARPU is defined as average revenue per user.

(Consolidated financial statements to follow)

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                December 31,  September 30,
                                               -------------  -------------
                                                    2011           2012
                                               -------------  -------------
Assets

Current assets:
  Cash and cash equivalents                    $      15,106  $      10,974
  Restricted cash                                        958          1,175
  Accounts receivable                                  1,146          1,418
  Deferred tax asset - current                            44             45
  Prepaid expenses and other                           1,164          1,093
                                               -------------  -------------
    Total current assets                              18,418         14,705
Property and equipment, net                            2,839          3,138
Goodwill                                               8,683          8,576
Intangible assets, net                                 1,900          2,142
Deferred tax asset - non-current                       5,641          6,950
Deposits and other assets                                455            155
                                               -------------  -------------
    Total assets                               $      37,936  $      35,666
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $         952  $         549
  Accrued liabilities                                  4,046          3,375
  Deferred revenue                                     5,723          7,773
  Deferred tax liability - current                       203            203
                                               -------------  -------------
    Total current liabilities                         10,924         11,900
Deferred tax liability                                 1,219          1,312
Other liabilities non-current                          1,141          1,141
                                               -------------  -------------
    Total liabilities                                 13,284         14,353
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 20,594,670
 shares at December 31, 2011 and 20,769,471
 shares at September 30, 2012:                            21             21
  Additional paid-in-capital                          53,014         54,129
  Accumulated other comprehensive income                 672            669
  Accumulated deficit                                (29,055)       (33,506)
                                               -------------  -------------
  Total stockholders' equity                          24,652         21,313
                                               -------------  -------------
    Total liabilities and stockholders' equity $      37,936  $      35,666
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                     Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
                                     ------------------  ------------------
                                       2011      2012      2011      2012
                                     --------  --------  --------  --------

Revenue                              $ 12,677  $ 15,871  $ 35,632  $ 45,472

  Cost and expenses:
  Cost of revenue (exclusive of
   depreciation shown separately
   below)                               7,373    12,901    20,535    35,725
  Sales and marketing                     923     1,020     2,660     2,976
  Customer service                        531       652     1,441     1,887
  Technical operations                    336       362     1,086     1,067
  Development                             643       859     2,067     2,549
  General and administrative            2,435     2,260     6,997     6,550
  Depreciation                            341       426       977     1,242
  Amortization of intangible assets        90         -       281        13
  Impairment of long-lived assets
   and other assets                        45         -        45         -
                                     --------  --------  --------  --------
Total cost and expenses                12,717    18,480    36,089    52,009

Operating loss                            (40)   (2,609)     (457)   (6,537)
Interest expense (income) and other,
 net                                      120       (36)       18       (50)
                                     --------  --------  --------  --------
Loss before income taxes                 (160)   (2,573)     (475)   (6,487)
Provision (benefit) for income taxes       78      (836)       28    (2,036)
                                     --------  --------  --------  --------
Net loss                             $   (238) $ (1,737) $   (503) $ (4,451)
                                     ========  ========  ========  ========

Net loss per share - basic and
 diluted                             $  (0.01) $  (0.08) $  (0.02) $  (0.22)
                                     ========  ========  ========  ========
Weighted average shares outstanding
 - basic and diluted                   20,595    20,699    20,592    20,683
                                     ========  ========  ========  ========

      Stock-based compensation:
           (in thousands)
                                      Three Months Ended  Nine Months Ended
                                        September 30,         June 30,
                                     ------------------- -------------------
                                        2011      2012      2011      2012
                                     --------- --------- --------- ---------
Cost of revenue                      $       2 $       2 $       6 $       6
Sales and marketing                         17        17        65        55
Customer service                             -         -         -         1
Technical operations                        30        29        88        89
Development                                 10        10        32        31
General and administrative                 124       138       532       417

    Reconciliation of Net Loss to
           Adjusted EBITDA:
           (in thousands)
                                     Three Months Ended   Nine Months Ended
                                        September 30,       September 30,
                                     ------------------  ------------------
                                       2011      2012      2011      2012
                                     --------  --------  --------  --------

Net loss                             $   (238) $ (1,737) $   (503) $ (4,451)
Interest                                   13        16        89        43
Taxes                                      78      (836)       28    (2,036)
Depreciation                              341       426       977     1,242
Amortization                               90         0       281        13
                                     --------  --------  --------  --------
EBITDA                                    284    (2,131)      872    (5,189)
Stock-based compensation                  183       196       723       599
Impairment of long-lived assets and
 other assets                              45         0        45         0
Non-cash currency translation
 adjustments                              374       (42)      205        77
Non-repetitive property possession       (247)        0      (247)     (151)
                                     --------  --------  --------  --------
Adjusted EBITDA                      $    639  $ (1,977) $  1,598  $ (4,664)
                                     ========  ========  ========  ========

For More Information
Investors:
Addo Communications
Laura Foster, Kimberly Esterkin
lauraf@addocommunications.com
kimberlye@addocommunications.com
310-829-5400